Exhibit 10.17

Ball Corporation
Long-Term Cash
Incentive Plan

[Graphic Omitted}

Amended and Restated
Effective for plan cycle beginning on or after January 1, 2003

Table of Contents

1. 2.	Purpose Definitions	1 1
2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8 2.9 2.10 2.11 2.12 2.13 2.14 2.15 2.16	Average Total Compensation at Target
Award
Committee
Company
Effective Date
EVA Incentive Plan
GICS
Invested Capital
Participant
Participation Level
Performance Cycle
Plan
Restricted Shares
Return on Average Investment Capital
Retirement
Total Shareolder Return	1 1 1 1 1 1 1 1 1 1 2 2 2 2 2 2
3.	Calculation of Performance Measures and Awards	2

3.1 3.2	ROAIC Component Comparative Total Shareholder Return Component	2 3
4. 5.	Form and Timing of Payment Miscellaneous	3 3
5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10 5.11 5.12 5.13	Administration of the Program
Amendment and Termination of Program
Previous Performance Cycles
Applicable Law
Beneficiary Designation for Termination by Death
Captions
Gender, Singular and Plural
Merger, Consolidation or Acquisition
Non-Alienation of Benefits
No Right to Continued Employment
Termination of Employment Due to Death, Disability or Retirement
Termination of Employment for Reasons Other Than Death, Disability or Retirement
Validity	3 3 3 3 4 4 4 4 4 4 4 4 5

Long-Term Cash Incentive Plan (LTCIP)

1.             Purpose

The purpose of the Plan is to advance the interests of the Company by providing a long-term financial incentive to selected key executives who contribute and are expected to continue to contribute materially to the success of the Company through their leadership skills, vision and dedication.

2.             Definitions

2.1	“Average Total Compensation at Target” means the actual base salary paid during a Performance Cycle plus the target incentive compensation during the Performance Cycle, divided by the three years of the Performance Cycle.

2.2	“Award”means the incentive earned by a Participant under the terms of the Plan during a Performance Cycle.

2.3	“Committee” means the Human Resources Committee of the Board of Directors of Ball Corporation.

2.4	“Company” means Ball Corporation and its subsidiaries.

2.5	“Effective Date” for this amended and restated Plan is January 1, 2003.

2.6	“EVA Incentive Plan” means the Ball Corporation Economic Value Added Incentive Compensation Plan.

2.7	“GICS” means the S&P Global Industry Classification Standards.

2.8	“Invested Capital”means the Monthly Average Invested Capital used in the EVA Incentive Plan.

2.9	“Participant” means an executive who has been selected for participation in the Plan by management and approved by the Committee. Participation in one Performance Cycle does not imply continued participation in subsequent Performance Cycles. Participants will be notified regarding their Participation Level in each Performance Cycle.

2.10	“Participation Level”means the percentage of Average Total Compensation at Target established by the Committee.

2.11	“Performance Cycle ” means a period of three consecutive calendar years that comprises a single performance measurement period. Performance Cycles overlap as illustrated:

    Year 1          Year 2        Year 3        Year 4        Year 5         Etc.

1/1/yr 1

                 1/1/yr 2

                               1/1/yr 3
2.12	“Plan” means this Amended and Restated Long-Term Cash Incentive Plan as set forth in this document and as amended from time to time.

2.13	“Restricted Shares” means shares of restricted stock that are granted to a Participant under this Plan pursuant to the Ball Corporation 1997 Stock Incentive Plan or its successor.

2.14	“ROAIC” means Return on Average Invested Capital.

2.15	“Retirement” means termination of employment by a participant for whatever reason other than death or disability after attainment of age fifty-five (55).

2.16	“Total Shareholder Return” means the change in share price plus dividends during a Performance Cycle.

3.             Calculation of Performance Measures and Awards

Performance is measured and awards are calculated based on two independent components. Each component will account for one-half of the Participation level.

3.1 ROAIC Component

Awards for this component are based upon ROAIC. It is calculated by dividing the average of NOPAT used in the EVA Incentive Plan over a Performance Cycle by the average of the Invested Capital over a Performance Cycle. The performance requirements are as follows:

Minimum - 7% ROAIC Target - 9% ROAIC Maximum - 11% ROAIC

Awards for performance between the minimum, target and maximum requirements will be prorated.

A Participant’s Award for this component for a Performance Cycle is calculated by multiplying the Participant’s Average Total Compensation at Target by one-half of the Participant’s Participation Level adjusted for actual performance using the requirements above.

3.2 Comparative Total Shareholder Return Component

Awards for this component are based upon Total Shareholder Return for a Performance Cycle measured by comparing the average daily closing stock price and dividends of the Company in the third year of the Performance Cycle with the average daily closing stock price and dividends in the year prior to the start of the Performance Cycle compared to the distribution of the Total Shareholder Returns during the Performance Cycle for each of the companies comprising the GICS. The performance requirements are as follows:

Minimum – the 37.5th percentile of the GICS Target – the 50th percentile of the GICS Maximum – the 75th percentile of the GICS

Awards for performance between the minimum, target and maximum requirements will be prorated.

A Participant’s Award for this component for a Performance Cycle is calculated by multiplying the Participant’s Average Total Compensation at Target by one-half of the Participant’s Participation Level adjusted for actual performance using the requirements above.

4.             Form and Timing of Payment

The Awards will be made in cash as soon as practicable after the close of a Performance Cycle, but no later than March 15 of the year following the close of such Performance Cycle. However, for those Participants whose Ball Corporation stock holdings are below the established guidelines, up to one-half of the award will be made in Restricted Shares.

5.             Miscellaneous

5.1	Administration of the Plan – The Committee shall be the sole administrator of the Plan. The Committee shall have full power to formulate additional details and regulations for carrying out this Plan. The Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the Plan. Any decision or interpretation of any provision of this Plan adopted by the Committee shall be final and conclusive.

5.2	Amendment and Termination of the Plan – The Company retains the right to terminate or amend the Plan, but only with respect to Performance Cycles not yet begun.

5.3	Previous Performance Cycles – Performance Cycles 2001-2003 and 2002-2004 will continue to be administered in accordance with the terms of the Ball Corporation Long-Term Cash Incentive Plan updated January 1, 2001.

5.4	Applicable Law – This plan shall be governed and construed in accordance with the laws of the State of Indiana.

5.5	Beneficiary Designation for Termination by Death – A Participant may designate a beneficiary or beneficiaries who, upon the Participant’s death, are to receive the amounts that otherwise would have been paid to the Participant. All designations shall be in writing and signed by the Participant. The designation shall be effective only if and when delivered to the Company during the lifetime of the Participant. The Participant may change beneficiary or beneficiaries with a signed, written instrument delivered to the Company. Payouts shall be in accordance with the last unrevoked written designation of beneficiary that has been signed and delivered to the Company’s Senior Vice President of Administration.

5.6	Captions – The captions to the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

5.7	Gender, Singular and Plural – All pronouns and any variation thereof shall be deemed to refer to the masculine and feminine gender as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

5.8	Merger, Consolidation or Acquisition – In the event of a merger, consolidation or acquisition such that the Company is not the surviving corporation, Awards will become immediately payable based on the performance achieved as of the end of the most recently completed calendar year for each Performance Cycle to which the grant of Award opportunities has occurred at least six months previously.

5.9	Non-Alienation of Benefits – Neither the Participant nor any designated beneficiary under the Plan shall have the power to transfer, assign, anticipate, hypothecate, or otherwise encumber in advance any of the benefits payable hereunder, nor shall said benefits be subject to seizure for the payment of any debts or judgments or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

5.10	No Right to Continued Employment – The Company may continue to employ a Participant in such capacity or position as it may from time to time determine, but the Company retains the right to terminate the Participant’s employment with or without cause.

5.11	Termination of Employment Due to Death, Disability or Retirement – If death, disability or retirement occurs prior to the end of one or more Performance Cycles in which an executive was a Participant, the Participant’s Award for each such Performance Cycle will be calculated as provided in Section 3 and paid in accordance with Section 4.

5.12	Termination of Employment for Reasons Other Than Death, Disability or Retirement – The Participant shall not be entitled to any payout with respect to any incomplete Performance Cycle.

5.13	Validity – In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.